EXHIBIT 10.2

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AGREEMENT

      This Agreement, made and entered into this 2” day of June, 1998, by and between the Bank of Upson, a Bank organized and existing under the laws of the State of Georgia hereinafter referred to as ‘the Bank”, and Daniel W. Brinks, a Key Employee and the Officer of the Bank, hereinafter referred to as “the Officer”.

      The Officer has been in the employ of the Bank for several years and has now and for years past faithfully served the Bank. It is the consensus of the Board of Directors of the Bank (the Board) that the Officer’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Officer’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Officer terminate his services.

      Accordingly, it is the desire of the Bank and the Officer to enter into this Agreement under which the Bank will agree to make certain payments to the Officer upon his retirement and, alternatively, to his beneficiary(ies) in the event of his premature death while employed by the Bank.

      It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Officer, as a member of a select group of management or highly-compensated employees of the Bank for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Officer is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

      Therefore, in consideration of the Officer’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Officer, agree as follows:

I.  DEFINITIONS

A.	Effective Date

The Effective Date of this Agreement shall be June 2, 1998.

B.	Plan Year

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.	Retirement Date

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Officer reaches his sixty-fifth (65th) birthday or such later date as the Officer may actually retire.

D.	Termination of Service

Termination of Service shall mean voluntary resignation of service by the Officer or the Bank’s discharge of the Officer without cause [“cause” defined in subparagraph III (D) hereinafter], prior to the Normal Retirement Age [ in subparagraph I (J) hereinafter].

E.	Pre-Retirement Account

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Officer. Prior to the Officer’s Retirement Date [subparagraph I (C)] such liability reserve account shall be increased or decreased each Plan Year (including the Plan Year in which the Officer ceases to be employed by the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index [described in subparagraph I (G) hereinafter], less the Cost of Funds Expense for that Plan Year [described in subparagraph I (H) hereinafter].

F.	Index Retirement Benefit

The Index Retirement Benefit for the Officer for any year shall be equal to the excess of the annual earnings (if any) determined by the Index [subparagraph I (G)] for that Plan Year over the Cost of Funds Expense [subparagraph I (H)] for that Plan Year.

G.	Index

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

Insurance Company:	Alexander Hamilton
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	ESP IV
Insured’s Age and Sex:	52 Male
Riders:	None
Ratings:	According to the health of the Insured

Option:	A
Face Amount:	495,000
Premiums Paid:	210,800
Number of Premium Payments:	One
Assumed Purchase Date:	June 2, 1998

Insurance Company:	Canada Life Assurance
Policy Form:	Whole Life
Policy Name:	CL/1
Insured’s Age and Sex:	53 Male
Riders:	None
Ratings:	According to the health of the insured
Face Amount:	430,301
Premiums Paid:	175,667
Number of Premium Payments:	One
Assumed Purchase Date:	June 2, 1998

Insurance Company:	Union Central Life Insurance Company
Policy Form:	Universal Life
Policy Name:	Coli UL
Insured’s Age and Sex:	53 Male
Riders:	None
Ratings:	According to the health of the insured
Face Amount:	400,150
Premiums Paid:	140,533
Number of Premium Payments:	One
Assumed Purchase Date:	June 2, 1998

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the Effective Date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Officer and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank,

H.	Cost of Funds Expense

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above 3 plus the amount of any after-tax benefits paid to the Officer pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average after-tax cost of funds of the Bank’s third quarter Call Report for the Plan Year as filed with the Federal Reserve.

I.	Change of Control

Change of control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank Holding Company from the Effective Date of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.

J.	Normal Retirement Age

Normal Retirement Age shall mean the date on which the Officer attains age sixty-five (65).

II.  EMPLOYMENT

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Officer, nor shall any conditions herein create specific employment rights to the Officer nor limit the right of the Employer to discharge the Officer with or without cause. In a similar fashion, no provision shall limit the Officer’s rights to voluntarily sever his employment at any time.

III.  INDEX BENEFITS

The following benefits provided by the Bank to the Officer are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Officers current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits

Should the Officer continue to be employed by the Bank until his “Normal Retirement Age” defined in subparagraph I (J), he shall be entitled to receive the balance in his Pre-Retirement Account [ defined in subparagraph I (E)] in ten (10) equal annual installments commencing thirty (30) days following the Officer’s Retirement Date. In addition to these payments, commencing with the Plan Year in which the Officer attains his Retirement Date, the Index Retirement Benefit [as defined in subparagraph I (F) above] for each year shall be paid to the Officer until his death.

B.	Termination of Service

Subject to subparagraph III (D) hereinafter, should the Officer suffer a termination of service [defined in subparagraph I (D)} on or after the date that the Officer attains the age of sixty (60) and prior to attaining Normal Retirement Age, he shall be entitled to receive fifty percent (50%), plus ten percent (l0%) times the number of full years the Officer has served with the Bank from the date of attaining the age of sixty (60) (to a total maximum of 100%), times the balance in the Pre-Retirement Account paid over ten (10) years in equal installments commencing at the Retirement Date [subparagraph I (C)]. In addition to these payments, subject to subparagraph Ill (D) hereinafter, on or after the date that the Officer attains the age of sixty (60) and prior to Normal Retirement Age, fifty percent (50%), plus ten percent (10%) times full years of service with the Bank on or after the date that the Officer attains the age of sixty (60) (to a total maximum of 100%), times the Index Retirement Benefit for each year shall be paid to the Officer until his death.

C.	Death

Should the Officer die prior to having received the full balance of the Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Officer and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Officer’s estate.

D.	Discharge for Cause and Termination of Service

Should the Officer suffer a Termination of Service (as defined in subparagraph I (D) hereinabove) prior to attaining age sixty (60) or be discharged for cause at any time prior to his Retirement Date, all Index Benefits under this Agreement [subparagraphs III (A), (B) or (C)] shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or the conviction of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

E.	Non-Compete

The Officer shall forfeit all rights to all benefits under this Agreement, and this Agreement shall terminate if the Officer competes with the Bank within fifty miles of any office of the Bank. 5

F.	Disability Benefit

In the event the Officer becomes disabled prior to Termination of Service, and the Officer’s employment is terminated because of such disability, he shall immediately begin receiving the benefits set forth in subparagraph III (A) above accrued to the date of said disability. Such benefit shall begin without regard to the Officer’s Normal Retirement Date and the Officer shall be one hundred percent (100%) vested in the benefit amount accrued to the date of said disability. If there is a dispute regarding whether the Officer is disabled, such dispute shall be resolved by the Bank, and the Bank shall have sole discretion to determine said disability on a case-by-case basis.

G.	Depth Benefit

Except as set forth above, there is no death benefit provided under this Agreement.

IV.  RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Officer, his beneficiary(ies) or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Officer be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Officer, then the Officer shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.  CHANGE OF CONTROL

Upon a Change of Control [as defined in subparagraph I (I) herein], if the Officer’s employment is subsequently terminated then he shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if he had been continuously employed by the Bank until his Normal Retirement Age. The Officer will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI.  MISCELLANEOUS

A.	Alienability and Assignment Prohibition

Neither the Officer, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Officer or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Officer or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Bank and any Successor in Interest

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.	Revocation

It is agreed by and between the parties hereto that, during the lifetime of the Officer, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Officer and the Bank.

D.	Gender

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans

Nothing contained in this Agreement shall affect the right of the Officer to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law

The validity and interpretation of this Agreement shall be governed by the laws of the State of Georgia.

VII.  ERISA PROVISION

A.	Named Fiduciary and Plan Administrator

The “Named Fiduciary and Plan Administrator” of this plan shall be the Bank of Upson until its removal by the Board. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Officer (or to his beneficiary in the case of the Officer’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within ninety (90) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Officer “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

      IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 2nd day of June, 1998 and that, upon execution, each has received a conforming copy.

BANK OF UPSON

By:

Witness	Title

Witness	Daniel W. Brinks

BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Relationship

CONTINGENT DESIGNATION:

Daniel W. Brinks	Date

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Alexander Hamilton Life Insurance Canada Life Insurance Union Central Insurance

Policy Number:	AH5001976 US2650848 U20000056

Bank:	Bank of Upson

Insured:	Daniel W. Brinks

Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the subject policy shall be as defined in the following:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject split dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable upon the death of the Insured,

and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Employee the amount of imputed income received each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the policy is as follows:

A.	Should the Insured be employed by the Bank at the time of his or her death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to eighty percent (80%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy.

B.	Should the Insured not be employed by the Bank at the time of his or her death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the following percentage of the proceeds described in subparagraph VI (A) hereinabove that corresponds to the Insured’s age:

The Insured's age.	Vested

Age 60	50%
61-65	An additional 10% vested per year (to a total maximum of 100%)

C.	The Bank shall be entitled to the remainder of such proceeds.

D.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

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VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	PREMIUM WAIVER

If the policy contains a premium waiver provision, such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

X.	TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of any one of the following:

1.	The Insured shall leave the service of the Bank (voluntarily or involuntarily) prior to the Insured attaining the age of sixty (60), or

2.	The Insured shall be discharged for cause. The term “for cause” shall mean gross negligence or neglect in the performance of his job or the commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by the board.

In the event that the Insured is terminated only under the terms as set forth in subparagraph IX (1) above, the Insured (or assignee) shall have a ninety (90) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of:

1.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement. 3

2.	The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

Should the Insured (or assignee) fail to exercise this option within the prescribed ninety (90) day period, the Insured (or assignee) agrees that all of his rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

In the event, however, that the Insured is terminated “for cause” under the terms as set forth in subparagraph IX (2) above, the Bank shall have the right, in its sole discretion, to allow the Insured to exercise the option as set forth above.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

XI.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XII.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XIII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The Bank of Upson is hereby designated the “Named Fiduciary” until resignation or removal by the board of directors. As Named Fiduciary, the bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIV.	FUNDING POLICY

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

XV.	CLAIM PROCEDURES FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR PLAN

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, he

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should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, he should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVII.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

Executed at Thomaston, Georgia, this 2 day of June, 1998.

BANK OF UPSON

By:

Witness	Title

Witness	Daniel W. Brinks

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BENEFICIARY DESIGNATION FORM

PRIMARY DESIGNATION:

Name	Relationship

CONTINGENT DESIGNATION:

Daniel W. Brinks	Date

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